IN THE SUPERIOR COURT OF THE STATE OF WASHINGTON
IN AND FOR THE COUNTY OF KING

STILWELL VALUE PARTNERS II, L.P., et al., Plaintiffs, v. FIRST FINANCIAL NORTHWEST, INC., et al., Defendants.	NO. 12-2-20022-0 KNT ORDER GRANTING MOTION FOR EXPEDITED JUDICIAL REVIEW AND SETTING EVIDENTIARY HEARING DATE AND PRETRIAL DEADLINES

This matter came before the Court on Plaintiffs' Motion for Expedited Judicial Review of Election Contest. The Court, having considered the motion and all memoranda, affidavits and declarations (including their exhibits) filed in support of and in opposition to the motion, and having heard the argument of counsel, ORDERS as follows:

1. The original Case Scheduling Order from this Court is amended as set out below.
2. An expedited evidentiary hearing for a decision on the merits of Plaintiffs' complaint shall be scheduled for Friday, January 11, 2013 and Friday, January 18, 2013. All parties agree that this proceeding will be a bench trial and that no party is requesting that a jury be empaneled to resolve factual disputes.

King County Superior Court
401 – 4TH Avenue North
Kent, WA 98032-4429
(206) 296-9105

3. Defendant First Financial Northwest, Inc. and Victor Karpiak shall answer the complaint by July 13, 2012.
4. Defendant Riley shall answer the complaint by the earlier of 60 days of the date of service or 60 days of June 22, 2012.
5. Discovery may commence prior to the filing of these answers.
6. By August 17, 2012, the parties shall disclose to the other parties any document the parties may use during the evidentiary hearing to support claims or defenses, without awaiting a formal document production request. It is this Court's intention that the parties consider this discovery requirement to be consistent with what would be required under Fed.R.Civ.Pro. 26(a)(1)(A)(i) and (ii).
7. Lay witness depositions shall be completed by October 19, 2012.
8. The identity of any expert witnesses and a summary of their opinions shall be disclosed by November 2, 2012.
9. Expert witness depositions shall be completed by December 14, 2012.
10. The parties shall exchange a list of witnesses each intends to call to testify at the evidentiary hearing by December 21, 2012.
11. The Court presumes all witnesses may be called to testify live but the parties are free to stipulate that testimony may be presented via deposition or declaration.
12. The Joint Statement of Evidence and trial briefs shall be filed with the Clerk and working copies provided to this Court by January 4, 2013. The Court asks that copies of any exhibits identified by the parties in the Joint Statement of Evidence be provided to the Court in a three-ring binder on this same date. If the exhibits are voluminous (i.e., over 500 pages) the Court requests that the parties provide the exhibits in electronic (i.e., pdf) format as well.
13. Written proposed findings of fact and conclusions of law shall be submitted to the Court on the first day of trial, January 11, 2013.

King County Superior Court
401 – 4TH Avenue North
Kent, WA 98032-4429
(206) 296-9105

14. If any party believes there is a basis for partial summary judgment or summary judgment, they retain the option of filing such a dispositive motion with the Court on a schedule consistent with CR 56 and any applicable local rule.

15. The parties may stipulate to amend any deadline set out in this order without the Court's prior consent, except for the hearing dates. Any request to modify the evidentiary hearing dates can be made only by the Court on written motion of one or more parties and a showing of good cause.

16. In the event any dispute arises as to the permissible scope of discovery, the parties must confer to determine if there is a way to resolve the dispute without Court intervention consistent with the meet-and-confer rules of this Court. If the parties are unable to resolve any such dispute, the parties may request a discovery conference with the Court without the need to file a written discovery motion. The Court will endeavor to schedule such a conference and resolve discovery disputes as expeditiously as possible to ensure that the parties are able to complete discovery by the deadlines imposed by this order.

Dated this 22nd day of June, 2012.

\s\ (E-FILED)

Judge Beth M. Andrus
King County Superior Court